Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Q BioMed Inc. on Form S-1 of our report dated February 28, 2017, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Q BioMed Inc. as of November 30, 2016 and 2015 and for the years ended November 30, 2016 and 2015, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP
Marcum LLP
New York, NY
December 12, 2017